SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 10, 2003
Date of Report (Date of earliest event reported)

HARRAH’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Harrah’s Court Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item  5.           Other Events and Required FD Disclosure

On September 10, 2003, the Registrant entered into a Stock Purchase Agreement with Horseshoe Gaming Holding Corp., a Delaware corporation (“Horseshoe”), and each of the stockholders of Horseshoe, pursuant to which the Registrant will acquire all of the outstanding shares of Horseshoe.  Upon the receipt of all necessary gaming and other approvals, and the satisfaction or waiver of all other conditions precedent, Registrant will acquire all of the outstanding shares of Horseshoe for approximately $1.45 billion in cash, including the assumption of debt.

For additional information concerning the foregoing, a copy of a press release dated September 11, 2003 announcing the acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.            Financial Statements, Pro Forma Financial Information and Exhibits.

(c)          Exhibits

99.1                           Press Release dated September 11, 2003.

99.2         Reconciliation of Property EBITDA to net income of Horseshoe Gaming Holding Corp.

Item 9.    Regulation FD Disclosure

In a conference call scheduled for Thursday, September 11, 2003 at 9:00 a.m. Eastern Daylight Time, the Registrant expects to discuss the Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) of Horseshoe.  Property EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies.  Property EBITDA consists of Operating income before corporate and other expense, deferred compensation expense, net loss on disposal of assets and depreciation and amortization.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate operations.  However, Property EBITDA should not be construed as an alternative to Operating income (as an indicator of operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA may not be comparable to similarly titled measures presented by other companies.

A reconciliation of Property EBITDA to net income of Horseshoe is attached as Exhibit 99.2.  The information in this Item 9, including the exhibit thereto, is furnished pursuant to Item 9 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: September 11, 2003	By:	/s/ Scott E. Wiegand
Name: Scott E. Wiegand
Title: Corporate Secretary